16(4)(a)	Form of Group Contingent Deferred Annuity Certificate

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Midland National® Life Insurance Company

8300 Mills Civic Parkway

West Des Moines, IA 50266

(515) 440-5500

GROUP CONTINGENT DEFERRED ANNUITY CERTIFICATE

This Group Certificate guarantees to make payments to the Certificate Owner during the life of the Covered Person(s). In order to receive the benefit of the this Group Certificate, Certificate Owners must comply with all terms as described in this Certificate.

Midland National Life Insurance Company (“Midland”, “We”, “Us”, “Our”, or the “Company”) in consideration of an enrollment form for a Certificate and the payment of Certificate Fees, agree, subject to the terms and conditions of this Certificate, to pay to the Certificate Owner the Lifetime Annuity Payment according to the terms of this Certificate.

THE CERTIFICATE HAS NO CASH VALUE, NO SURRENDER VALUE AND PROVIDES

NO DEATH BENEFIT.

YOUR RIGHT TO EXAMINE THE CERTIFCATE If for any reason You are not satisfied with this Certificate, You may return it to Us within 10 days of receipt of the Contract.

PLEASE READ THIS CERTIFICATE CAREFULLY

Issued and Signed by Midland National Life Insurance Company

President	Secretary

SECTION 1. DEFINITIONS

1.1.	ATTAINED AGE

Age of a Covered Person as of his or her last birthday on the date being referenced. If there are joint Covered Persons under this Certificate, the Covered Persons Attained Age is the age of the younger Covered Person on his or her last birthday on the date being referenced.

1.2.	ADVISORY FEES

Third party fees paid by You for investment advisory services with respect to the Covered Asset Account. This fee may not be withdrawn from the Covered Asset Account unless elected prior to Certificate Issue Date.

1.3.	ANNUITANT

The person(s) whose life is used to determine the amount and duration of annuity payments involving life contingencies after the Covered Asset Account goes to zero. The Annuitant(s) may not be changed during the Annuitant’s lifetime.

The Annuitant is the Covered Person(s).

1.4.	ASSET ALLOCATION TIER

Asset Allocation Tier refers to the categorization of the Model Portfolio or Restricted Asset Allocation Portfolio investment allocations chosen by You. Each tier represents a different balance of exposure to equity investments. Each tier has composition requirements that impose limitations on exposure to certain asset class categories. Asset Allocation Tier must be elected on or before the Certificate Issue Date, but may be changed after the Certificate Issue Date with Notice to Us. A Change in Asset Allocation Tier may lead to a corresponding change to the Certificate Fee.

1.5.	BUSINESS DAY

Each day that the Financial Institution is open for business, We are open for business and the New York Stock Exchange (“NYSE”) is open for trading. A Business Day ends at the close of trading (4:00 p.m. Eastern Time or, if earlier, the time that the NYSE closes).

1.6.	CERTIFICATE

This form issued to You, which provides a summary of the benefits, rights, and terms under this Certificate.

1.7.	CERTIFICATE ANNIVERSARY DATE

The same date in each year as the Certificate Issue Date. If the date is not a Business Day or does not exist in a given month (e.g. February 30), the Certificate Anniversary Date is the next Business Day.

1.8.	CERTIFICATE CONTRIBUTIONS

The initial Certificate Contribution is the value of the Covered Assets on the Certificate Issue Date. After the Certificate Issue Date, but before the first Certificate Anniversary Date and before the first Withdrawal, additional contributions may be made into the Covered Assets Account. We refer to these as “Subsequent Contributions”. Total Certificate Contributions is the sum of the Initial Certificate Contribution, as shown on the Certificate Schedule and any Subsequent Contributions.

1.9.	CERTIFICATE FEE

The fee charged on a calendar quarterly basis to You for the benefits provided under this Certificate.

1.10.	CERTIFICATE ISSUE DATE

The date on which the Certificate is issued to You and is shown on the Certificate Schedule. The Certificate Issue Date determines the Certificate Anniversary Date and the Certificate Year.

1.11.	CERTIFICATE OWNER, YOU, YOUR

The person(s) or entity that purchases and owns the Certificate. The Certificate Owner is shown on the Certificate Schedule.

1.12.	CERTIFICATE YEAR

A one-year period beginning on a Certificate Anniversary Date and ending the day before the next Certificate Anniversary Date.

1.13.	CERTIFICATE ISSUE DATE

The first day this Certificate is effective. The Certificate Issue Date is shown on the Certificate Schedule.

1.14.	COVERAGE AMOUNT

After the Lock-In Date, the annual amount that You may withdraw from the Covered Asset Account in a Certificate Year without reducing the Coverage Amount in future years. You may withdraw the greater of the Coverage Amount or IRS required minimum distributions (RMDs).

1.15.	COVERED ASSETS

Shares of Eligible Assets purchased by You for coverage under this Certificate held within a Covered Asset Account.

1.16.	COVERED ASSET ACCOUNT

An investment account You established with a Financial Institution that holds the investments this Certificate provides coverage.

1.17.	COVERED ASSET ACCOUNT VALUE

The current market value of all the Covered Assets held in Your Covered Asset Account as of the close of any Business Day.

1.18.	COVERAGE BASE STEP-UP

Coverage Base Step-Up refers to the Certificate feature under which we automatically increase the coverage base each Certificate Anniversary Date to reflect increases in the Covered Asset Account Value. The automatic Coverage Base Step-Up terminates on the Certificate Anniversary Date when the Covered Asset Account Value equals or exceeds the Maximum Coverage Base Value, shown on the Certificate Schedule. On the Certificate Issue Date the coverage base equals the Initial Certificate Contribution, as shown in Certificate Specifications.

1.19.	COVERAGE PLANS

Coverage Plans define the fee level and corresponding benefit level under this Certificate. Coverage Plans must be elected at or before the Certificate Issue Date and may not be changed after the Certificate is issued.

1.20.	COVERED PERSON

The Covered Person(s) must be the Certificate Owner(s). If the Certificate Owner is a non-natural entity, then the beneficiary of the non-natural entity is the Covered Person.

In the case of a single Certificate Owner where the Certificate Owner and the Certificate Owner’s spouse are elected for purposes of a joint Payout, they shall be considered joint Covered Persons and all references in this Certificate and the Certificate Specifications shall mean the Certificate Owner and the Certificate Owner’s spouse. When there is a single Certificate Owner, the joint Covered Person must be specified prior to the Lock-In Date. When there are joint Certificate Owners, the Covered Persons cannot be added or removed.

The Coverage Amount and lifetime annuity payments will be based on the Attained Age of the Covered Person. If there are joint Covered Persons the Coverage Amount and lifetime annuity payments will be as calculated by the Attained Age of the younger Covered Person.

If the Covered Person’s age has been misstated, the Certificate’s Fees and benefits will be adjusted to the amounts which would have been calculated for the correct Attained Age.

1.21.	EARLY WITHDRAWAL

Any partial Withdrawal taken prior to Attained Age [60] is treated as an Early Withdrawal. Early Withdrawals can reduce the value of the coverage base and Coverage Amount on more than a dollar-for-dollar basis.

1.22.	ELIGIBLE ASSET

An investment that We designate as eligible for coverage under this Certificate. After the Certificate is issued, We may designate additional investments as Eligible Assets. Once We designate an investment as an Eligible Asset, We, at any time in the future, may determine that such investment is no longer an Eligible Asset.

1.23.	EXCESS WITHDRAWAL

On or after the Lock-In Date, any partial Withdrawal taken above the Coverage Amount or above the greater of the Coverage Amount or RMD, for tax qualified accounts, is treated as an Excess Withdrawal. Excess Withdrawals can reduce the coverage base value and Coverage Amount on more than a dollar-for-dollar basis.

1.24.	FINANCIAL INSTITUTION

An entity approved by us to establish and maintain a Covered Asset Account on behalf of You (or non-natural entity or Qualified Account holding the assets on Your behalf). We may designate additional approved Financial Institutions, and may, for any reason, disapprove a previously approved Financial Institution.

1.27.	INELIGIBLE ASSET

An asset that is not designated as eligible for coverage under this Certificate.

1.28.	LOCK-IN DATE

The date used to set the Payment Percentage and is the date You initiate Your first withdrawal from the Covered Asset Account, including IRS RMDs. The Lock-In Date may be no earlier than the date You (or if joint life coverage is selected, the date the younger spouse) Attained Age [60].

1.29.	PAYMENT PERCENTAGE

Percentage used to determine the Coverage Amount and lifetime annuity payments.

The Payment Percentages for single life Certificates are shown in the table below:

Years since Certificate Issue Date
Covered Person’s	< Five Years	>or equal to Five Years
Attained Age on Lock-In Date	Payment Percentage	Payment Percentage
[60-64]	[3.50%]	[4.00%]
[65-74]	[4.50%]	[5.00%]
[75-79]	[5.00%]	[5.50%]
[80+]	[5.50%]	[6.00%]

If coverage is for joint lives, each Payment Percentage will be [0.5%] lower than the Payment Percentages for a single life.

1.30.	PERMITTED WITHDRAWAL

The maximum amount You may withdraw from the Covered Asset Account each Certificate Year without reducing or eliminating the benefits under the Certificate.

1.31.	TEN YEAR CONSTANT MATURITY US TREASURY RATE

The rate used to determine the Coverage Amount and lifetime annuity payments under the [CorePlusX] Coverage Plan.

The Ten Year Constant Maturity US Treasury Rate (10 Year UST) Adjustments are shown in the table below:

Covered Person’s	Ten Year Constant Maturity US Treasury Rate Adjustment
Attained Age on Lock-In Date	[0% to less than 4%]	[4% to less than 4.5%]	[4.5% to less than 5.5%]	[5.50% to less than 6.5%]	[6.5%+]
[<65]	[0.0%]	[0.0%]	[0.5%]	[1.0%]	[1.5%]
[65+]	[0.0%]	[0.5%]	[1.0%]	[1.5%]	[2.0%]

1.32.	WITHDRAWAL

Any withdrawal from, or transfer out of, Your Covered Asset Account.

1.33.	WRITTEN NOTICE AND NOTICE

Written Notice means a notice of instruction provided by You that We determine provides sufficient detail and does not require Us to exercise any discretion in satisfying the instruction or request. As We may require by Our rules then in effect, your Written Notice may be required to be any of the following:

1)	In electronic format, and transmitted electronically as may be specified by Us.

2)	In written format, signed by You, and transmitted electronically as may be specified by Us.

3)	Such other commercially acceptable means as may be specified by Us.

Notice means information provided by Us or made available to you that may be in writing, via telephone, electronically, on a website, or through other commercially acceptable means.

1.34.	SUBSEQUENT CONTRIBUTIONS

Within the first twelve months after the Certificate Issue Date, if no Withdrawals have been taken, additional Contributions may be made to the Covered Asset Account.

1.35.	FINANCIAL INSTITUTION

An entity approved by us to establish and maintain an Covered Asset Account on behalf of You (or non-natural person or Qualified Account holding the assets on the Certificate Owner’s behalf). We may designate additional approved Financial Institutions, and may, for any reason, disapprove a previously approved Financial Institution.

SECTION 2. CERTIFICATE ELIGIBILITY AND OWNERSHIP

Coverage under the Certificate is provided to individuals investing in Eligible Assets that meet our allocation portfolio requirements held in a Covered Asset Account at a Financial Institution.

2.1	CERTIFICATE OWNERSHIP

This Certificate may be owned by an individual, by two individuals who are spouses, or may be owned by a non-natural entity. If the Certificate Owner is a single individual, the Certificate Owner must be (i) under Attained Age [80] or younger, (ii) the sole owner of the Covered Asset Account and (iii) the Covered Person. A Certificate may be owned jointly by two individuals if and only if the joint Certificate Owners are (i) under Attained Age [80] or younger, (ii) sole joint owners of the Covered Asset Account, (iii) spouses, and (iv) the joint Covered Persons. If there are joint owners of the Covered Asset Account, either joint owner may be named as a Certificate Owner or, if joint coverage is elected, both may be named as joint Certificate Owners. If the Certificate is owned by a non-natural entity, the Covered Person or joint Covered Persons must be (i) under Attained Age [80] or younger and (ii) the sole owner or the sole joint owners of the Covered Asset Account (or if the account is held by a trust, the sole beneficiary or the sole joint beneficiaries of the trust).

2.2	JOINT COVERED PERSON

When there is a single Certificate Owner, You may add a joint Covered Person after the Certificate Issue Date but before the Lock-In Date. The joint Covered Person must be Your spouse and under Attained Age [80] or younger on the Certificate Issue Date. The Coverage Amount will be based on the lives of the joint Covered Persons as calculated by the age of the younger Covered Person.

When there are joint Certificate Owners, the owners must be spouses and joint Covered Persons.

2.3	DIVORCE

If a divorce occurs between a Certificate Owner or Covered Person and his or her spouse (whether or not such spouse is a joint Certificate Owner or joint Covered Person), the Certificate Owner(s) or joint Covered Person(s) must immediately send Notice. We may require that the Certificate Owner provide Us with court records and other information We require.

If the divorce occurs prior to the Lock-In Date

The former spouse will become sole owner of the Covered Asset Account, the Certificate Owner may request the Certificate to be reissued with the former spouse as the sole Certificate Owner and sole Covered Person; otherwise the Certificate will be terminated. In the event the Certificate is reissued, a new coverage base (calculated as of the date the new Certificate is issued) shall apply. The then current Certificate Fee applicable to new issues will apply.

If a divorce occurs before the Covered Asset Account Value goes to zero and the Covered Asset Account is divided between the former spouses, the Certificate Owner or Certificate Owners may request that the Certificate be reissued as one or two new single life Certificates; otherwise, the Certificate will be terminated. In all events, any single life Certificate issued in connection with a divorce must comply with Our rules on who may be a Certificate Owner and who may be a Covered Person. In the event one or two new Certificates are issued, a new coverage base (calculated as of the date the new Certificate is issued) shall apply to each such Certificate. The then current Certificate Fee applicable to new issues will apply.

In the case of joint Certificate Owners, if there is a divorce and one of the joint Covered Persons dies before the date the Covered Asset Account Value goes to zero, the Certificate will terminate as of the date of death, unless a single life Certificate or two single life Certificates have been issued before the date of death.

If the divorce occurs after the Lock-In Date

We will comply with any applicable law or court order regarding the Certificate. If the applicable law or the court order divides either (i) the Covered Asset Pool Value, or (ii) any Coverage Amounts being made from the Certificate, the Certificate will terminate as of the date of the divorce.

2.4	SPOUSAL CONTINUANCE AND DEATH

Effect of Spousal Continuance after Lock-In Date is set

If there is only one Certificate Owner and one Covered Person and the Certificate Owner dies, the coverage base value and Coverage Amount will be reduced to zero and the Certificate will terminate.

In the case of a Joint Covered Person, whether owned by a single Certificate Owner or joint Certificate Owner, if the Certificate Owner dies, and the surviving, spouse was a joint Covered Person and sole beneficiary under the Certificate then the Certificate may be continued by the surviving spouse. The Coverage Amount will continue to be paid to the surviving spouse until his or her death.

Effect of Spousal Continuance prior to the Lock-In Date

If there is only one Certificate Owner and one Covered Person and the Certificate Owner dies, the coverage base value and Coverage Amount will be reduced to zero and the Certificate will terminate.

In the case of a Joint Covered Person, whether owned by a single Certificate Owner or joint Certificate Owner, if a Certificate Owner dies and the surviving spouse was a joint Covered Person and sole beneficiary under the Certificate then the surviving spouse may elect to continue the Certificate as the new Certificate Owner and Covered Person. The Coverage Amount for the surviving spouse will be determined based on the joint Payment Percentage, the Attained Age of the surviving spouse, and the number of Certificate Years from the Certificate Issue Date until the Lock-In Date. The surviving spouse may withdraw the Coverage Amount until his or her death, according to the provisions of the Certificate. The surviving spouse who continues the Certificate would be eligible for any remaining Coverage Base Step-Up amounts.

SECTION 3: COVERED ASSET ACCOUNT

The Covered Asset Account is an investment account You established and maintain with a [Financial Institution] approved by Us that participates in an Asset Allocation Tier with one or more Eligible Asset(s) approved by Us. Your rights and obligations with respect to the Covered Asset Account are set forth in the [Financial Institution’s] agreement with You.

3.1	ELIGIBLE ASSET

Covered Asset Accounts must continuously be invested in one or more Eligible Assets approved by Us. The allocation of the investment in Eligible Assets must be continuously invested in accordance to an approved Asset Allocation Tier.

We reserve the right to approve additional Eligible Assets and to remove the approval status from previously approved Eligible Assets. If we remove approval status, we will send Written Notice of the change to You and/or Your Advisor. You must reallocate that portion of Your Covered Asset Account into one or more approved Eligible Asset and maintain conformity with an approved Asset Allocation Tier. If You failto make this reallocation by the end of the Required Reallocation Period shown on the Written Notice, the Certificate terminates as of the end of the Required Reallocation Period.

If the [Financial Institution] no longer maintains any approved Eligible Assets, You may transfer the Covered Asset Account coverage base to another approved [Financial Institution] as long as You maintain compliance with the terms of this Certificate.

3.2	REQUIRED ASSET ALLOCATION AND REBALANCE

You are required to invest assets in their Covered Asset Account in Eligible Assets approved by Us in accordance with an Asset Allocation Tier approved by Us. You must make your initial election of the Asset Allocation Tier prior to the Certificate Issue Date. You may make changes to Your asset allocation that causes a change in tier by providing at least [five] Business Days advance Notice. The change may result in a different Certificate Fee.

If You no longer meet the allocation requirements for Your tier, rebalancing is required the next Business Day for deposits, withdrawals or if cash is added to the Covered Asset Account by means of dividends, capital gains or other distributions/deposits. If rebalancing is required but is not done, we will send Notice. If rebalancing is not completed within [five] Business Days of receipt of the Notice, we will terminate the Certificate.

SECTION 4. CERTIFICATE COVERAGE

Coverage for this Certificate begins on the Certificate Issue Date. However, the Coverage Amount is not immediately payable and will not become payable until the Lock-In-Date.

4.1	COVERAGE BASE

We use Your coverage base to determine the Coverage Amount. On the Certificate Issue Date, the coverage base is equal to the Your Covered Asset Account Value and is shown on the Certificate Specifications. Thereafter, during the first Certificate Year prior to any Withdrawals (including RMD’s), the coverage base is increased by any Subsequent Contributions Your Covered Asset Account.

The coverage base cannot be withdrawn as a lump sum and is not a cash value of the Certificate. It also is not a guarantee of the value of any assets held within your Covered Asset Account.

4.2	COVERAGE BASE STEP-UP

The coverage base may be increased through the automatic Coverage Base Step-Up feature. Coverage Base Step-Up refers to the Certificate feature under which we automatically increase the coverage base to reflect increases in the Covered Asset Account Value.

On each Certificate Anniversary Date prior to the Maximum Coverage Base Value is achieved, Your coverage base will become the greater of:

1)	The current coverage base; or

2)	The Covered Asset Account Value on the Certificate Anniversary Date.

If the coverage base increases pursuant to 2 above, We will treat the increase as an automatic Coverage Base Step-Up. The Coverage Base Step-Up will cease on the Certificate Anniversary the Maximum Coverage Base Value is reached.

4.3	MAXIMUM COVERAGE BASE VALUE

We impose a Maximum Coverage Base Value, equal to [250%] multiplied by total Certificate Contributions. The Maximum Coverage Base Value applies only during the time period between the Certificate Issue Date and the Certificate Anniversary date that the coverage base equals or exceeds the Maximum Coverage Base Value. Once that time period ends, we no longer check to determine whether an automatic Coverage Base Step-Up should be implemented – even if the coverage base were to fall below the Maximum coverage base value.

4.4	PAYMENT PERCENTAGE

The Payment Percentage is set on the Lock-In Date, and is used to calculate the Coverage Amount and lifetime annuity payments. The Payment Percentage is determined by the Covered Person’s Attained Age and years since Certificate Issue Date. If joint Covered Persons are named, the Payment Percentage is based on the Attained Age of the younger joint Covered Person.

4.5	COVERAGE AMOUNT

The Coverage Amount is the maximum amount You can withdraw each Certificate Year from the Covered Asset Account without causing an Excess Withdrawal. If You withdraw or transfers less than the Coverage Amount in a Certificate Year from Your Covered Asset Account, the unused portion cannot be carried over to the next Certificate Year.

Prior to the Lock-In Date, the Coverage Amount is equal to zero.

At the Lock-In Date, the Coverage Amount is determined each Certificate Anniversary Date and is determined differently between the [Core], [CorePlus] and [CorePlusX] Coverage Plans.

The Coverage Amount for the [Core] and [CorePlus] Coverage Plan is calculated by:

1)	Coverage base; multiplied by

2)	The Payment Percentage set on the Lock-In Date, as shown in the table in [Section 1.28] of this Contract.

The Coverage Amount for the [CorePlus X] Coverage Plan is calculated by:

1)	Coverage base; multiplied by the sum of 2) and 3)

2)	The Payment Percentage set on the Lock-In Date, as shown in [Section 1.29] of this Contract;

3)	The [Payment Percentage adjustment based on the ten year Constant Maturity US Treasury Rate].

When the Covered Asset Account Value is reduced to zero, the Coverage Amount is the amount of the lifetime annuity payments We will make to You (or, for joint life coverage, You and Your surviving spouse) each Certificate Year. See Section [4.7] [Lifetime Annuity Payment].

4.6	COVERED ASSET ACCOUNT COMPOSITION REQUIREMENTS

The assets in Your Covered Asset Account must be invested at all times in Eligible Assets in order to be covered by the Certificate. We have divided the Eligible Assets into asset class categories as follows:

Core Equity – Funds that invest substantially in large-cap equity investments.

Core Fixed – Funds that invest substantially in fixed income securities. This generally includes bonds, mortgages, and money market type investments. This category also includes cash held within the Account.

International – Funds that have substantial investments outside of the United States. Certain bond funds may also be included in this category.

Small/Mid Cap – Funds that invest substantially in small to mid-cap stocks. We typically do not include funds in this category that invest primarily in stocks of large-cap indices such as the S&P 500.

Alternative – Funds that do not fall into another asset class category. This may include funds such as REITs, emerging markets, and commodities as well as funds that We determine have significant volatility.

See the table below for the asset allocation requirements for each Asset Allocation Tier.

Tier A
	Minimum Exposure	Maximum Exposure
Total Equity Funds	30%	45%
Core Equity Funds		40%
International Funds		15%
Small/Mid Cap Funds		5%
Alternative Funds		0%
Total Fixed Funds	55%	70%
Core Fixed Funds		70%

Tier B
	Minimum Exposure	Maximum Exposure
Total Equity Funds	45.01%	60%
Core Equity Funds		60%
International Funds		20%
Small/Mid Cap Funds		10%
Alternative Funds		5%
Total Fixed Funds	40%	54.99%
Core Fixed Funds		54.99%

Tier C
	Minimum Exposure	Maximum Exposure
Total Equity Funds	60.01%	75%
Core Equity Funds		75%
International Funds		25%
Small/Mid Cap Funds		15%
Alternative Funds		10%
Total Fixed Funds	25%	39.99%
Core Fixed Funds		39.99%

If at any time the composition of Your Covered Asset Account does not meet the composition requirements, We will notify You of the non-compliance. If We send You a Notice of non-compliance, the Notice will indicate the current composition of the Covered Asset Account and the required composition of Your Covered Asset Account. You will have [five (5)] Business Days from the date of receipt of the Notice to reallocate the Eligible Assets so that the required allocation composition is met. If the required allocation composition is not met by the end of the [five (5)] Business Day period, this Certificate will be terminated and no benefits will be paid.

4.7	LIFETIME ANNUITY PAYMENT

If the Covered Asset Account Value has been reduced to zero, We will make fixed lifetime annuity payments to You. You may request monthly, quarterly, semi-annual or annual annuity payments. After the annuity payments begin, You cannot change the annuity payment frequency. We reserve the right to require that the annuity payments be in an amount no less than [$100.00]

Single life Certificate: payments will be made in equal installments for the life of the Annuitant. Annuity payments will cease upon death of the Annuitant.

Joint life Certificate: Annuity payments will be made in equal installments for the life of the Annuitant and joint Annuitant. Payments cease upon the death of the surviving Annuitant.

Lifetime annuity payments are calculated at the time the Covered Asset Account Value is reduced to zero and are equal to:

Payments under the [Core] Coverage Plan is calculated by:

1)	Coverage base; multiplied by the difference of 2) and 3)

2)	The Payment Percentage set on the Lock-In Date, as shown in [Section 1.29] of this Contract;

3)	[1]%

Payments under the [CorePlus] Coverage Plan is calculated by:

1)	Coverage base; multiplied by

2)	The Payment Percentage set on the Lock-In Date, as shown in [Section 1.29] of this Contract.

Payments under the [CorePlus X] Coverage Plan is calculated by:

1)	Coverage base; multiplied by the sum of 2) and 3)

2)	The Payment Percentage set on the Lock-In Date, as shown in [Section 1.29] of this Contract;

3)	The [Payment Percentage adjustment based on the ten year Constant Maturity US Treasury Rate].

We will send the annuity payments to the Certificate Owner.

SECTION 5. CERTIFICATE CONTRIBUTION AND WITHDRAWALS

5.1	SUBSEQUENT CONTRIBUTIONS

Subsequent Contributions are permitted until the first Certificate Anniversary Date provided that no partial Withdrawals have been taken. After the first Certificate Anniversary Date, subsequent Contributions will no longer be permitted. Subsequent Contributions do not include dividends or other distributions reinvested in the Covered Asset Account.

For each Certificate, the total amount of Subsequent Contributions, plus the initial amount in the Covered Asset Account for all Certificates issued under this Contract, may not exceed the Maximum Total Contribution shown on the Contract Schedule, unless approved by Us. If the Maximum Total Contribution is exceeded, we will send Notice. You must remove the portion of the Subsequent Contribution that exceeds the Maximum Total Contribution from the Covered Asset Account. We do not consider this removal to be a withdrawal. If You fail to do so by the end of the Addition Reversal Period shown on the Contract Schedule, this Certificate terminates as of the date the Subsequent Contribution was added to the Covered Asset Account.

5.2	WITHDRWALS AND TRANSFERS

A withdrawal is money deducted from the Covered Asset Account after the Certificate Issue Date. A withdrawal may be cancelled if You notifiy us of an inadvertent withdrawal and adds money to the Covered Asset Account during the Withdrawal Reversal Period shown on the Contract Schedule. We consider the amount deposited, up to the amount of the withdrawal, to be a cancellation of the withdrawal and not a Subsequent Contribution; we consider any amount of the deposit in excess of the withdrawal to be a Subsequent Contribution. If the amount deposited is less than the withdrawal, we cancel only the portion of the withdrawal equal to the amount deposited. If both a Subsequent Contribution and a withdrawal occur on the same Business Day, we process the difference as either a Subsequent Contribution or as a withdrawal, as appropriate. If more than one withdrawal occurs on the same Business Day, we add all withdrawals together and process them as one withdrawal.

There are three types of withdrawals from the Covered Asset Account: Permitted Withdrawals, Early Withdrawals and Excess Withdrawals.

5.3	PERMITTED WITHDRAWAL

Permitted Withdrawals are withdrawals from the Covered Asset Account that do not exceed the Maximum Coverage Amount for a Certificate Year. After the Lock-In-Date, You can withdraw or transfer up to the Coverage Amount from Your Covered Asset Account each Certificate Year without causing an Excess Withdrawal. Permitted Withdrawals do not reduce the coverage base value. However, any amount withdrawn in a Certificate Year in excess of the Coverage Amount available is considered an Excess Withdrawal.

5.4	EARLY WITHDRAWAL

Before the Lock-In Date, any amount withdrawn or transferred from the Covered Asset Account is considered an Early Withdrawal. An Early Withdrawal prior to the Lock-In Date will reduce the coverage base value pro-rata for the Early Withdrawal by:

1)	The coverage base value prior to the Withdrawal; multiplied by

2)	The Early Withdrawal amount; divided by

3)	The Covered Asset Pool Value before the Early Withdrawal

5.5	EXCESS WITHDRAWAL

An Excess Withdrawal is a withdrawal from the Covered Asset Account that is greater than the Permitted Withdrawal for that Certificate Year. An Excess Withdrawal will reduce the coverage base value on a pro-rata for the Excess Withdrawal by:

1)	The coverage base value prior to the Withdrawal; multiplied by

2)	The Excess Withdrawal amount; divided by

3)	The Covered Asset Account Value before the Excess Withdrawal amount

SECTION 6. FEES

6.1	CERTIFICATE FEE

The Certificate Fee is an annual Fee for Certificate expenses paid on a calendar quarterly basis. The Certificate Fees may come from the Covered Asset Account or another account designated by You. Certificate Fees deducted from the Covered Asset Account are not considered withdrawals.

The Certificate Fee is calculated each calendar quarter. If a day does not exist in a given month or the Certificate Fee is withdrawn on a day that is not a Business Day, then the prior Business Day will be used. The Certificate Fee is equal to:

1)	Total Certificate Contributions; multiplied by

2)	The Certificate Fee Percentage; divided by

3)	Four.

For the Certificate’s first calendar quarter after the Certificate Issue Date, the Certificate Fee will be pro-rated for the time during the calendar quarter the Certificate was inforce and is equal to:

1)	Total Certificate Contributions; multiplied by

2)	The Certificate Fee Percentage; divided by

3)	Four; multiplied by

4)	Days inforce during calendar quarter; divided by

5)	The number of days that calendar quarter.

For Subsequent Contributions made after the Certificate Issue Date, the Certificate Fee will be pro-rated for the Subsequent Contributions and the total Certificate Fee is equal to:

1)	Total Certificate Contributions (excluding Subsequent Contributions); multiplied by

2)	The Certificate Fee Percentage; divided by

3)	Four; plus

4)	Subsequent Contribution; multiplied by

5)	The Certificate Fee Percentage; divided by

6)	Four; multiplied by

7)	Days Subsequent Contributions inforce during calendar quarter: divided by

8)	Total number of days that calendar quarter.

6.2	CERTIFICATE FEE DUE DATE

If the Certificate Fees are not paid by You by the end of the Certificate Fee Due Date, as shown on the Certificate Schedule, We will send a Written Notice of non-payment. If the Certificate Fee is not paid within [5 Business Days] after receipt of the Written Notice, this Certificate terminates at the end of the last Business Day of the applicable Certificate Fee Due Date.

6.3	ADVISORY FEE

The third party Advisory Fee is in addition to the Certificate Fee and is based on an agreement between You and Your Advisor, We are not party to this agreement. The Advisory Fee may not be deducted from the Covered Asset Account unless this option is elected on or prior to the Certificate Issue Date. The Advisory Fee cannot exceed the Maximum Advisory Fee shown on Certificate Specifications.

Advisory Fees deducted from the Covered Asset Account are not considered withdrawals.

SECTION 7. GENERAL PROVISIONS

7.1	ENTIRE CERTIFICATE

This Certificate, any endorsements, amendments, riders and any attached application together constitute the entire contract between You and Us.

7.2	CHANGE OF CERTIFICATE

1)

Only an authorized officer of the Company at its Home Office or an employee acting pursuant to a written delegation of authority from such officer may change the terms of this Certificate. No other employee, producer, or representative of the Company may make any change in this Contract.

2)	The Company may change this Certificate without Your consent in order to conform to federal or state laws or regulations by attaching an Endorsement or Rider to this Certificate.

7.3.	NONPARTICIPATION

This Certificate is nonparticipating and does not share in Our earnings. You will not receive any dividends.

7.4	ERRORS

You shall be solely responsible for the accuracy of any Notice transmitted to Us or Our agent and the transmission of any Written Notice shall constitute your representation to Us that the Written Notice is accurate, complete and duly authorized.

7.5.	MISSTATEMENT AND ADJUSTMENTS

If the Covered Person’s age is misstated, Your benefits will be adjusted to what the correct age would provide. Any underpayment made by Us will be paid with the next payment. Any overpayment made by Us will be deducted from future payments. However, if this Certificate would not have been issued had such age(s) not been misstated, this Certificate will be treated as if it never existed and no benefits will be paid. In this case, We will refund any unearned Certificate Fee. Certificate Fees will be refunded (subject to any applicable Certificate Fee adjustment) on a prorated basis for the period beginning on the first day We discover the misstatement of age and ending on the last day of the Certificate quarter.

7.6.	PROOF OF AGE

We may periodically require proof of any Covered Person’s Age. After the Lock-In Date, we may periodically require proof that the Covered Person and if applicable the joint Covered Person is still living.

7.7.	RESERVATION OF RIGHTS

The Company may, in its sole discretion, elect not to exercise a right or reservation specified in this Certificate. Such election shall not constitute a waiver of the right to exercise such right or reservation at any subsequent time.

7.8.	ASSIGNMENT OF THE CERTIFICATE

You may not assign or transfer any ownership rights this Certificate, including the right to any Coverage Amount or lifetime annuity payment.

SECTION 8. TERMINATION

8.1	GROUP CONTRACT DISCONTINUANCE

The Company or the [Financial Institution] may discontinue the Master Group Contract at any time. To terminate the Contract, the Group Contract Holder must provide Us Written Notice at least [30] calendar days before the termination effective date. Beginning on the date the Group Contract is discontinued, we will not accept new assets for this Certificate. Contract Discontinuance does not affect any rights or guarantees You have with respect to Your Certificate issued under the Group Contract. Our obligations to You continues as if the Contract Discontinuance had not occurred unless this Certificate is terminated in accordance with the Group Contract. The [Financial Institution] obligations under the Group Contract continue as if the Contract Discontinuance had not occurred until there are no outstanding Certificates issued under this Group Contract. If this Group Contract is discontinued, it terminates when all Certificates issued under this Group Contract terminate.

8.2	CERTIFICATE TERMINATION

This Certificate terminates on the earliest of the following:

1)	Upon change of Ownership under this Certificate, unless pursuant to spousal continuance; or

2)	The date You provide Notice to terminate this Certificate. The termination date is the later of the date You specify termination in Your Notice, or the date We receive and accept such Notice; or

3)	The date You close the Covered Asset Account with the [Financial Institution]; or

4)	The date the Certificate Fee Due Date expires and Certificate Fees are outstanding; or

5)	The date that the Covered Asset Account value is reduced to zero in connection with an Excess Withdrawal.

6)	Upon the death of the Covered Person. In the case of joint Covered Persons, upon the 2nd death of the Covered Persons

7)

Upon violation of this Certificate provisions, including but not limited to (a) a violation of the Company’s asset allocation requirements that is not corrected within the allowed time period or (b) a violation of Certificate provisions concerning assessment of the Advisory Fee that is not corrected within the allowed time period

8)	Upon termination of the Group Contract all Certificates issued under the Group Contract will terminate.

This Certificate has no cash value, unless amended by any applicable rider. Upon termination of this Certificate, our obligations to You cease.